FOR IMMEDIATE RELEASE		PRESS RELEASE

Please Contact:	Banyan Corporation (800) 808-0899
e-mail: info@chiropracticusa.net
Investor Relations 877-788-1940
www.ChiropracticUSA.net
www.Banyancorp.com

CHIROPRACTIC USA ENTERS AGREEMENTS WITH
RENOWNED CHIROPRACTOR DR. DENNIS NIKITOW

LOS ANGELES—March 10, 2004—Chiropractic USA, Inc., a subsidiary of Banyan Corporation (OTCBB: BANY) has entered Area Representative and Franchise Agreements with renowned Chiropractor, Dr. Dennis Nikitow. The Area Representative Agreement calls for the development of the state of Colorado with Dr. Nikitow as the Chiropractic USA Area Representative for the State. The Franchise Agreement converts Dr. Nikitow’s Denver-based clinic into a Chiropractic USA location. In addition, Dr. Nikitow will be involved with the Chiropractic USA training and development programs.

Dr. Nikitow has practiced Chiropractic for over 24 years in one of the largest cash practices in the country. He is the founder of the original Cash Practice Seminar, The Ultimate Certainty Seminar and Certainty Practice Products. Dr. Nikitow is one of the most sought-after teachers in the Chiropractic world, teaching for not only Chiropractic colleges and associations but for the largest, most well-known practice management groups and seminars in the world. He has trained over 20,000 Chiropractors in the last 20 years with his unique communication system. Many of the largest practices in the world, practices experiencing 500 or more patient visits per week, use his proven communication strategies, posters, pamphlets and tapes to reposition the public’s perception of Chiropractic as an essential part of their health care, as opposed to merely back pain therapy.

Banyan CEO, Michael Gelmon, stated, “We have been in talks with Dr. Nikitow for sometime and are thrilled that he is now committed to Chiropractic USA. In combining Dr. Nikitow’s unique practice management techniques with those of Dr. C.J. Mertz (of the Waiting List Practice, an integral part of Chiropractic USA) Chiropractic USA is uniquely positioned to bring the best of Chiropractic coaching and operations to our franchisees.”

Dr. Nikitow commented, “I am extremely proud to be a part of the Chiropractic USA franchise. It is not only a great opportunity to be a principle developer and trainer of the franchise organization, but it is also exciting to be the area representative to all Colorado franchisees and have a franchise with my own clinic after a successful 25 years in practice. In addition, after twenty years of training other doctors in some of the most successful practice strategies in the world, I am looking forward to sharing and combining these strategies with Dr. C.J. Mertz of the Waiting List Practice. Together, we will help develop the most elite team of chiropractors throughout the U.S. With the power of franchise branding, our combined systems of practice management, and the genius of Michael and Cory Gelmon of the Dominos Pizza franchise, Chiropractic USA chiropractors will be the choice for the American people’s health care teams.”

Banyan President Cory Gelmon concluded, “Our team only gets stronger! It is amazing that we have been able to bring together two of the most dynamic and successful Chiropractic coaches in history—Doctors Mertz and

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Nikitow—together under our Chiropractic USA brand. In addition, we add Colorado to our existing agreements and we have forty-one franchisees with representation in twenty-three states from coast to coast. We anticipate having 50 franchise agreements in place by the end of the month, and are processing dozens of additional applications from all over the country.”

For investor information about Banyan Corporation, please contact Equitilink, LLC, toll-free, at 877-788-1940.

About Chiropractic USA, Inc.
Chiropractic USA, a subsidiary of Banyan Corporation, was founded in 2001 to establish a national franchise brand in the chiropractic industry. Banyan President Cory Gelmon and Banyan Chief Executive Officer Michael Gelmon are franchise lawyers who founded Domino’s Pizza of Canada Ltd. In early 2003, chiropractic coaches Dr. CJ Mertz of Team WLP and Dr. Dennis Nikitow of Certainty Products joined the Chiropractic USA Management Team. Chiropractic USA embarked on its plan in July 2002 by acquiring a chain of chiropractic clinics in Louisiana to serve as the Chiropractic USA flagship. For more information about Chiropractic USA, please visit www.ChiropracticUSA.net.

About Banyan Corporation
Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA’, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary, Banyan Financial Services, Inc. is providing practice finance solutions to the Chiropractic, Medical, Dental and Healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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